Exhibit 99.1
Zuora Appoints Former Cisco, Microsoft Executive As Chief Product and Engineering Officer

Redwood City, Calif. – January 13, 2021 – Zuora, Inc. (NYSE: ZUO), the leading cloud-based subscription management platform provider, today announced the appointment of Sri Srinivasan as Chief Product and Engineering Officer. He joins Zuora with more than 25 years of engineering and product development experience, having played a key role in the SaaS transformations of multi-billion dollar companies including Cisco and Microsoft. Srinivasan will report to Zuora founder and CEO Tien Tzuo and oversee the product and engineering organizations.

“As companies shift their business models from selling products to providing services that their customers can subscribe to, a different set of applications are needed. With his background running Microsoft's ERP and Webex's collaboration business, I cannot think of a better person than Sri to join Zuora and deliver the technologies needed in the Subscription Economy," said Tzuo.

Srinivasan was most recently the Senior Vice President and General Manager of the Cisco Collaboration Group, a multi-billion dollar business unit including WebEx Meetings, Calling, Teams and Meeting Devices. During his three years at Cisco, Srinivasan drove the company’s next generation cloud-enabled collaboration offerings through a unified application strategy culminating in the hyperscale efforts to support the unprecedented 2020 work-from-home needs.

“I’ve witnessed first-hand the transformation of the high tech industry through the power of subscription business models,” said Srinivasan. “I’m thrilled to join Zuora on its mission to help companies win in this new era by powering the digital experiences and continuous value our customers provide to their subscribers.”

Prior to joining Cisco, Srinivasan held executive roles at Microsoft in the Dynamics division, in his 12 year tenure. As a GM in the Microsoft Dynamics 365 division, he drove the creation of a SaaS offering on Azure, spanning ERP, SCM, HCM and retail, and the transformation of on-premises Microsoft Dynamics AX to what it is today: cloud-based Microsoft Dynamics 365 for Finance & Operations. Srinivasan joined Microsoft in 2005 as an architect working on scaling, grew through the ranks to Director of Cloud engineering, to the GM of the ERP business, and eventually rose to CTO of Dynamics 365 in early 2018. Before joining Microsoft in 2005, Srinivasan worked at Peoplesoft (acquired by Oracle) as one of their Distinguished Principal Engineers with focus on enterprise architecture, performance and scaling.

About Zuora, Inc.
Zuora provides the leading cloud-based subscription management platform that functions as a system of record for subscription businesses across all industries. Powering the Subscription Economy®, the Zuora platform was architected specifically for dynamic, recurring subscription business models and acts as an intelligent

Exhibit 99.1
subscription management hub that automates and orchestrates the entire subscription order-to-revenue process seamlessly across billing and revenue recognition. Zuora serves more than 1,000 companies around the world, including Box, Ford, Penske Media Corporation, Schneider Electric, Siemens, Xplornet, and Zoom. Headquartered in Silicon Valley, Zuora also operates offices around the world in the U.S., EMEA and APAC. To learn more about the Zuora platform, please visit www.zuora.com.

© 2021 Zuora, Inc. All Rights Reserved. Zuora, Subscribed, Subscription Economy, Powering the Subscription Economy, and Subscription Economy Index are trademarks or registered trademarks of Zuora, Inc. Third-party trademarks mentioned above are owned by their respective companies. Nothing in this press release should be construed to the contrary, or as an approval, endorsement or sponsorship by any third parties of Zuora, Inc. or any aspect of this press release.

SOURCE: Zuora Financial

Jayne Gonzalez
press@zuora.com
408-348-1087